UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2010

Franklin Street Properties Corp.

(Exact name of registrant as specified in its charter)

Maryland	001-32470	04-3578653
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 Edgewater Place, Suite 200, Wakefield, Massachusetts	01880-6210
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 557-1300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 17, 2010, the board of directors of Franklin Street Properties Corp. (the “Corporation”) amended and restated the Bylaws of the Corporation (the “Amended Bylaws”), which, among other things, updated the procedures for stockholder meetings. The Amended Bylaws set out a more specific process for stockholder-requested special meetings, including a majority requirement for the calling of a special meeting and formal requirements to request a record date therefor (Article II, Section 3). The advance notice provisions of the Bylaws were also updated to require stockholder proponents to provide additional information if proposing a nominee or other proposal at a stockholder meeting (Article II, Section 12). The revised provisions request information about a proposed nominee’s and proponent’s equity holdings of the Corporation, including derivative securities and hedging activity, and disclosure of information about persons associated with the proponent. The Amended Bylaws also require a proponent to verify and update information submitted to the Corporation upon request. In addition, the Amended Bylaws revise the requirements for the annual meeting of stockholders so that the meeting may be held on any business day from May 1 through June 15 each year and does not need to be in the United States and (Article II, Section 1 and 2).

In addition to the updates relating to meetings of stockholders, the Amended Bylaws confirm the board of directors’ exclusive right to amend the Bylaws (Article XV) and provide for a number of other minor clarifications and modifications, including updates in response to changes in Maryland corporate law.

The foregoing description of the Amended Bylaws is qualified in its entirety by reference to the Amended Bylaws, a copy of which is attached as Exhibit 3.1 and is incorporated by reference into this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 21, 2010	FRANKLIN STREET PROPERTIES CORP.

By:	/s/ George J. Carter
George J. Carter President and Chief Executive Officer

Exhibit Index

3.1 Amended and Restated Bylaws of Franklin Street Properties Corp., amended and restated as of December 17, 2010